Exhibit 99.1

Cadence Pharmaceuticals Reports Second Quarter 2011 Financial Results

— OFIRMEV® Sales Increase 325%; Formulary Guidance Raised —

SAN DIEGO, CA – August 3, 2011 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary products principally for use in the hospital setting, today reported financial results for the three and six months ended June 30, 2011.

Cadence commercially launched OFIRMEV® (acetaminophen) injection, the first and only intravenous formulation of acetaminophen to be approved in the U.S., in January 2011. As of July 31, 2011, OFIRMEV had received formulary acceptance at over 1,150 hospitals, representing more than 50% of the targeted U.S. IV analgesic market opportunity for OFIRMEV. Cadence’s launch execution has progressed from creating access to creating sales demand, as a result, sales of OFIRMEV have begun to accelerate. Second quarter net product revenue was $1.7 million, an increase of approximately 325% compared to the $0.4 million in net product revenue reported for the first quarter of the year.

During the second quarter, OFIRMEV was added to the formularies of a number of highly influential, community-based hospital networks and some of the most well-respected academic medical centers in the U.S. Additionally, the product was added to the U.S. Department of Defense’s Joint Deployment Formulary, the core list of pharmaceutical products required for theater-level care of deployed military forces.

“I am pleased to report that as of June 30, over 1,200 institutions had placed an order for OFIRMEV. Additionally, at the end of the second quarter, nearly 60% of those accounts had placed multiple orders for OFIRMEV, representing a significant increase over the first quarter of this year, at which time only 36% of our customers had re-ordered the product,” said Ted Schroeder, President and CEO of Cadence. “Thanks to strong demand by hospital physicians and tremendous execution by our sales team, the hospital formulary adoption rate for OFIRMEV continues to exceed our expectations. As a result, we’re once again raising guidance and now anticipate that by December 31, 2011, OFIRMEV will have received formulary approval at 1,300 to 1,500 hospitals, which we believe will represent approximately 60% of the targeted U.S. IV analgesic market opportunity for the product.”

Financial Results

For the three months ended June 30, 2011, Cadence reported a net loss of $19.2 million, or $0.30 per share, compared to a net loss of $12.2 million, or $0.24 per share, for the comparable period in 2010. For the six months ended June 30, 2011, Cadence reported a net loss of $43.6 million, or $0.69 per share, compared to a net loss of $26.1 million, or $0.52 per share, for the comparable period in 2010. Net product revenue, determined by wholesaler sell-through to end user hospitals, was $1.7 million for the three months ended June 30, 2011, an increase of approximately 325% over the $0.4 million reported during the three months ended March 31, 2011. For the six months ended June 30, 2011, net product revenue was $2.1 million. Additionally, Cadence reported $5.2 million of licensing revenue for the three and six months ended June 30, 2011, mostly related to a one-time data license to Terumo Corporation, which intends to seek regulatory approval in Japan for the same intravenous formulation of acetaminophen as OFIRMEV. No similar revenue was reported during the three or six months ended June 30, 2010.

Costs and expenses for the three months ended June 30, 2011, increased $13.1 million to $25.0 million, from $11.9 million reported for the same period in 2010. For the six months ended June 30, 2011, costs and expenses were $48.6 million, an increase of $23.0 million from the $25.6 million reported for the comparable 2010 period. The increase in costs and expenses for the three and six month periods in 2011 was primarily related to costs associated with our commercial operations following the launch of OFIRMEV in January 2011. Specifically, Cadence incurred $21.1 million of selling, general and administrative costs during the second quarter of 2011, an increase of $13.3 million from the second quarter of 2010. For the six months ended June 30 2011, Cadence incurred $41.1 million of selling, general and administrative costs, an increase of $23.7 million from the comparable period in 2010. These increases were mostly related to the hiring in November 2010 of Cadence’s team of approximately 150 hospital sales specialists, including labor-related costs, travel expenses, selling and education related costs. Additionally, Cadence incurred $1.0 million and $1.3 million in costs on sales of OFIRMEV, and $0.3 million and $0.9 million in patent amortization expenses, respectively, during the three and six months ended June 30, 2011. These costs were not incurred during the same periods in 2010.

As of June 30, 2011, Cadence held cash, cash equivalents and short-term investments of $94.1 million and accounts receivable of $1.1 million.

Guidance

Cadence currently estimates that OFIRMEV will be included on the formularies of approximately 1,300 to 1,500 hospitals by December 31, 2011. Cadence believes that this penetration will represent more than 60% of the targeted U.S. IV analgesic market opportunity for OFIRMEV.

Conference Call and Webcast on August 3, 2011 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)

Cadence management will host a conference call on August 3, 2011 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) and interested investors may participate in the conference call by dialing (877) 303-9145 (domestic) or (760) 536-5203 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call.

About OFIRMEV® (Acetaminophen) Injection

OFIRMEV (acetaminophen) injection (1000 mg / 100 mL, 10 mg / mL; for intravenous use only), Cadence Pharmaceuticals’ proprietary intravenous formulation of acetaminophen, is indicated for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics, and the reduction of fever. The FDA approval of OFIRMEV was based on data from clinical trials in approximately 1,020 adult and 355 pediatric patients. These trials included two studies evaluating the safety and effectiveness of OFIRMEV in the treatment of pain, and one study evaluating OFIRMEV in the treatment of fever. The effectiveness of OFIRMEV for the treatment of acute pain and fever has not been studied in pediatric patients less than 2 years of age.

Important Safety Information

Do not exceed the maximum recommended daily dose of acetaminophen. Administration of acetaminophen by any route in doses higher than recommended may result in hepatic injury, including the risk of severe hepatotoxicity and death. OFIRMEV is contraindicated in patients with severe hepatic impairment, severe active liver disease or with known hypersensitivity to acetaminophen or to any of the excipients in the formulation. Acetaminophen should be used with caution in patients with the following conditions: hepatic impairment or active hepatic disease, alcoholism, chronic malnutrition, severe hypovolemia, or severe renal impairment. OFIRMEV should be administered only as a 15 minute intravenous infusion. Discontinue OFIRMEV immediately if symptoms associated with allergy or hypersensitivity occur. Do not use in patients with acetaminophen allergy. The most common adverse reactions in patients treated with OFIRMEV were nausea, vomiting, headache, and insomnia in adult patients and nausea, vomiting, constipation, pruritus, agitation, and atelectasis in pediatric patients. The antipyretic effects of OFIRMEV may mask fever in patients treated for post-surgical pain.

For more information, please see the complete OFIRMEV Prescribing Information, available at www.OFIRMEV.com or www.cadencepharm.com.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary products principally for use in the hospital setting. For more information about Cadence, please visit www.cadencepharm.com.

Forward-Looking Statements

Statements included in this press release and Cadence’s conference call that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Such statements include, without limitation, statements regarding: the anticipated U.S. market opportunity for OFIRMEV; the number of formulary approvals of OFIRMEV that Cadence expects to receive during the current year, and the potential for those formulary approvals to create broad market adoption and rapidly accelerate sales of OFIRMEV; Cadence’s strategy for building a long-term hospital pain franchise; the sufficiency of Cadence’s capital resources to fund its operations; and all of Cadence’s financial estimates or projections. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Cadence’s actual future results may differ materially from the company’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: Cadence’s dependence on the successful commercialization of OFIRMEV, which is the company’s only product; the potential that delays in achieving formulary acceptance for OFIRMEV at a substantial number of targeted accounts may enable competitors to further entrench their products and decrease the market potential for OFIRMEV; Cadence’s ability to achieve broad market acceptance and generate revenues from sales of OFIRMEV; Cadence’s ability to successfully enforce its marketing exclusivities and intellectual property rights, and to defend the patents covering OFIRMEV; the potential that Cadence may be required to file lawsuits to defend its patent rights from challenges by companies seeking to market generic versions of intravenous acetaminophen, and the substantial costs associated with such lawsuits; the potential introduction of generic competition to OFIRMEV; Cadence’s dependence on its licensors for the maintenance and enforcement of its intellectual property rights; the potential product liability exposure associated with pharmaceutical products such as OFIRMEV and other products Cadence may in-license or acquire; Cadence’s ability to fully comply with numerous federal, state and local laws and regulatory requirements that apply to its commercial activities; public concern regarding the safety of drug products such as OFIRMEV, which could result in the implementation by regulatory agencies of new requirements to include unfavorable information in the labeling for OFIRMEV; Cadence’s ability to ensure an adequate and continued supply of OFIRMEV to meet anticipated market demand; the risk that Cadence may not be able to raise sufficient capital when needed, or at all; and other risks detailed under “Risk Factors” and elsewhere in Cadence’s periodic reports and other filings made with the Securities and Exchange Commission from time to time. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995, and the company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Cadence® and OFIRMEV® are trademarks of Cadence Pharmaceuticals, Inc.

# # #

Contact:	William R. LaRue	Kelli France
	SVP & Chief Financial Officer	Media Relations
	Cadence Pharmaceuticals, Inc.	WCG
	Phone: 858-436-1400	Phone: 415-946-1076

CADENCE PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue:
Product revenue, net	$1,706	$—	$2,056	$—
License revenues	5,210	—	5,210	—

Total revenues	6,916	—	7,266	—

Costs and expenses:
Cost of product sales	981	—	1,270	—
Amortization of patent license	336	—	896	—
Research and development	2,600	2,797	5,346	7,028
Selling, general and administrative	21,082	7,802	41,060	17,318
Other	(1)	1,286	(1)	1,298

Total costs and expenses	24,998	11,885	48,571	25,644

Loss from operations	(18,082)	(11,885)	(41,305)	(25,644)

Other expense, net	(1,132)	(334)	(2,281)	(494)

Net loss	$(19,214)	$(12,219)	$(43,586)	$(26,138)

Basic and diluted net loss per share(1)	$(0.30)	$(0.24)	$(0.69)	$(0.52)

Shares used to compute basic and diluted net loss per share(1)	63,428	50,522	63,307	50,516

(1)

As a result of the issuance of 12,500 shares of common stock pursuant to a public offering in the fourth quarter of 2010 there is a lack of comparability in the per share amounts between the periods presented.

CADENCE PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$94,134	$134,141
Restricted cash	450	150
Accounts receivable, net	1,136	—
Inventory	6,726	485
Prepaid expenses and other current assets	958	1,268

Total current assets	103,404	136,044

Property and equipment, net	10,102	8,986
Intangible assets, net	14,104	15,000
Restricted cash	190	190
Other assets	3,505	3,566

Total assets	$131,305	$163,786

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,068	$3,416
Accrued liabilities	8,630	7,286
Deferred revenue	677	—
Current debt, less discount	9,638	4,023

Total current liabilities	25,013	14,725

Other liabilities	520	447
Long-term debt, less discount	19,427	24,654
Total stockholders’ equity	86,345	123,960

Total liabilities and stockholders’ equity	$131,305	$163,786